Exhibit (h)(6)

FEE WAIVER AND EXPENSE REIMBURSEMENT AGREEMENT

AGREEMENT, made as of this 10th day of December, 2008, between the AQR Funds (“Trust”), on behalf of its series listed on Appendix A hereto (each, a “Fund”), and AQR Capital Management, LLC (“AQR”).

WHEREAS, the parties have entered into an Investment Advisory Agreement with respect to the Funds dated as of December 4, 2008 (“Advisory Agreement”); and

WHEREAS, AQR desires to reduce the investment advisory fees charged to the Funds described in the Advisory Agreement, waive other fees it is entitled to receive from the Funds and/or reimburse certain operating expenses for the Funds to keep net expenses at specified levels as set forth in Appendix A.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, Trust and AQR agree as follows:

1. With respect to each Fund, for the period commencing as of the date of this Agreement through the date set forth in Schedule A hereto with respect to the Fund, AQR agrees to waive fees payable to AQR pursuant to the Advisory Agreement and/or reimburse operating expenses for the Funds in an amount sufficient to keep the total annual operating expenses (exclusive of interest, taxes, dividend expense, borrowing costs, acquired fund fees and expenses, interest expense relating to short sales and extraordinary expenses) for each class of shares of the Funds at the levels set forth in Appendix A (“Maximum Permitted Rate”).

2. The Trust, in turn, agrees that, subject to the limitations set forth in this paragraph, it will repay the fee waiver/expense reimbursement to AQR. Each such repayment shall be made only out the assets of the Fund for which the applicable fee waiver/expense reimbursement was made. Repayments with respect to a Fund must be limited to amounts that do not cause the aggregate operating expenses of the Fund attributable to a share class during a year in which such repayment is made to exceed the applicable Maximum Permitted Rate. A repayment shall be payable only to the extent it can be made during the thirty six months following the applicable period during which AQR waived fees or reimbursed the applicable Fund for its operating expenses under the Agreement. The Trust agrees to furnish or otherwise make available to AQR such copies of its financial statements, reports, and other information relating its business and affairs as AQR may, at any time or from time to time, reasonably request in connection with this Agreement.

3. AQR understands and intends that the Funds will rely on this agreement in preparing and filing its registration statements on Form N-1A and in accruing the expenses of the Funds for purposes of calculating net asset value and otherwise, and expressly permits the Funds to do so.

4. AQR understands that it shall look only to the assets of the relevant Fund for performance of this Agreement and for payment of any claim AQR may have hereunder, and neither any other series of the Trust, nor any of the Trust’s trustees, officers, employees, agents, or shareholders, whether past present or future, shall be personally liable therefore.

5. This Agreement shall be governed by applicable federal laws, rules and regulations and the laws of the State of Delaware without regard to the conflicts of law provisions thereof; provided, however that nothing herein shall be construed as being inconsistent with the 1940 Act, the Advisers Act or other applicable federal law. Where the effect of a requirement of the 1940 Act, Advisers Act or other applicable federal law reflected in any provision of this Agreement is altered by a new or changed rule, regulation or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order. Any amendment to this Agreement shall be in writing signed by the parties hereto.

6. This Agreement shall run concurrently with the Advisory Agreement and may be extended from year-to-year subject to approval by the Board of Trustees of the Trust, including a majority of the Trustees of the Trust who are not “interested persons” of the Trust within the meaning of Section 2(a)(19) of the Investment Company Act of 1940, as amended.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first written above.

AQR FUNDS		AQR CAPITAL MANAGEMENT, LLC

By:	/s/ Brendan Kalb	By:	/s/ Bradley D. Asness
Name:	Brendan Kalb	Name:	Bradley D. Asness
Title:	Secretary	Title:	Principal & General Counsel

APPENDIX A

FUNDS AND EXPENSE CAPS

Name of Fund	Class	Expense Cap	Date
AQR Global Equity Fund	N	1.20%	December 31, 2010
AQR Global Equity Fund	I	0.85%	December 31, 2010
AQR Global Equity Fund	Y	0.50%	December 31, 2010
AQR International Equity Fund	N	1.25%	December 31, 2010
AQR International Equity Fund	I	0.90%	December 31, 2010
AQR International Equity Fund	Y	0.55%	December 31, 2010
AQR International Small Cap Fund	N	1.60%	April 30, 2010
AQR International Small Cap Fund	I	1.25%	April 30, 2010
AQR International Small Cap Fund	Y	1.00%	April 30, 2010
AQR Emerging Markets Fund	N	1.60%	April 30, 2010
AQR Emerging Markets Fund	I	1.25%	April 30, 2010
AQR Emerging Markets Fund	Y	1.05%	April 30, 2010
AQR Equity Plus Fund	N	1.60%	April 30, 2010
AQR Equity Plus Fund	I	1.20%	April 30, 2010
AQR Small Cap Core Fund	N	1.40%	April 30, 2010
AQR Small Cap Core Fund	I	1.20%	April 30, 2010
AQR Small Cap Growth Fund	N	1.50%	April 30, 2010
AQR Small Cap Growth Fund	I	1.20%	April 30, 2010
AQR Diversified Arbitrage Fund	N	1.50%	April 30, 2010
AQR Diversified Arbitrage Fund	I	1.20%	April 30, 2010